AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AYSMETIX LEARNING SYSTEMS, INC.

ARTICLE I

The name of the corporation is Asymetrix Learning Systems, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle.  The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the corporation has authority to issue is Forty-Two Million (42,000,000) shares, consisting of two classes:  Forty Million (40,000,000) shares of Common Stock, $0.01 par value per share, and Two Million (2,000,000) shares of Preferred Stock, $0.01 par value per share.

The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).  The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

Except as otherwise expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

ARTICLE V

The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

ARTICLE VI

A.                Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

B.                Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

C.                Special meetings of stockholders of the corporation may be called only by either the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or the Chief Executive Officer.

ARTICLE VII

A.                The directors, other than those who may be elected by the holders of Preferred Stock under specified circumstances, shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of the stockholders held in 1998; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 1999; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2000; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.  All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

B.                Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled (a) by the stockholders at any meeting, (b) by a majority of the directors, although less than a quorum, or (c) by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VIII

A.                To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director.  Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B.                To the extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

C.                Neither any amendment nor repeal of any of the foregoing provisions of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX

Pursuant to the provisions of Section 228 of the Delaware General Corporation Law, actions which are required to be or which may be taken at taken at any annual or special meeting of stockholders may not be taken without a meeting by the consent in writing of the stockholders of the corporation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Asymetrix Learning Systems, Inc. has been signed and attested as of this __________ day of _________, 1998.

James A. Billmaier,
Chief Executive Officer

Attest:

Steven Esau, Secretary

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of the

SERIES A CONVERTIBLE PREFERRED STOCK

of

ASYMETRIX LEARNING SYSTEMS, INC.

Pursuant to Section 151 of the

Delaware General Corporation Law

ASYMETRIX LEARNING SYSTEMS, INC., a Delaware corporation (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Corporation's Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1.                DESIGNATION AND AMOUNT.

                The designation of this series, which consists of ten thousand (10,000) shares of Preferred Stock, is the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the face amount of each share of Series A Preferred Stock (each, a “Preferred Share” and collectively, the “Preferred Shares”) shall be One Thousand Dollars ($1,000) per Preferred Share (the "Stated Value"). The date on which the Preferred Shares are issued and sold, together with the related warrants (the “Warrants”), pursuant to the Securities Purchase Agreement, dated September 30, 1999, between the Corporation and the Purchasers named therein (the “Securities Purchase Agreement”) is referred to herein as the "Issue Date". The Corporation has agreed to register the shares of Corporation’s Common Stock, par value $.01 per share (the “Common Stock”) pursuant to a Registration Rights Agreement of even date with the Securities Purchase Agreement (the “Registration Rights Agreement”). The holders of Preferred Shares are each referred to as a "Holder" and, collectively, as the "Holders".

2.                DIVIDENDS.

                The Series A Preferred Stock will not bear dividends.

3.                PRIORITY.

                (a)                Payment upon Dissolution.

                                (i)                Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of Junior Securities (as defined below) unless, following the payment of preferential amounts on all Senior Securities (as defined below), each Holder shall have received the Liquidation Preference (as defined below) with respect to each Preferred Share then held by such Holder.  In the event that upon the occurrence of a Liquidation Event, and following the payment of preferential amounts on all Senior Securities (as defined below), the assets available for distribution to the Holders and the holders of Pari Passu Securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding Preferred Shares and the preferential amounts payable to such holders, the entire assets of the Corporation shall be distributed ratably among the Preferred Shares and the shares of Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Preferred Share) bears to the aggregate preferential amount payable on all such shares.

                                (ii)                 The "Liquidation Preference" with respect to a Preferred Share shall mean an amount equal to the Stated Value of such Preferred Share plus all unpaid Premium (as defined below) accrued on such Preferred Share in accordance with the terms hereof.  "Junior Securities" shall mean the Common Stock and all other capital stock of the Corporation that are not Pari Passu Securities or Senior Securities.  "Pari Passu Securities" shall mean any securities ranking by their terms pari passu with the Series A Preferred Stock in respect of redemption or distribution upon liquidation. "Senior Securities" shall mean (i) any debt issued or assumed by the Corporation and (ii) any securities of the Corporation which by their terms have a preference over the Series A Preferred Stock in respect of redemption or distribution upon liquidation.

4.                CONVERSION.

                (a)                Right to Convert.  Each Holder shall have the right to convert, at any time and from time to time after the Issue Date, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares ("Conversion Shares") of the Common Stock as is determined in accordance with the terms hereof (a "Conversion").

(b)                Conversion Notice.  In order to convert Preferred Shares, a Holder shall send by facsimile transmission, at any time prior to 11:59 p.m., eastern time, on the date on which such Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion (a "Conversion Notice"), in substantially the form of Exhibit A hereto, to the Corporation stating the number of Preferred Shares to be converted, the amount of Premium (as defined below) accrued (but remaining unpaid) thereon, the applicable Conversion Price (as defined below) and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted.  The Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates to the Corporation.  The Corporation shall issue a new certificate for Preferred Shares in the event that less than all of the Preferred Shares represented by a certificate delivered to the Corporation in connection with a Conversion are converted. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be record owner of the Common Stock to which such Conversion Notice relates.  In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion (including without limitation the calculation of any adjustment to the Conversion Price pursuant to Section 6 below), the Corporation shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in paragraph 4(e) below and shall submit the disputed calculations to its independent accountant within two (2) Business Days of receipt of such Holder's Conversion Notice.  The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than five (5) Business Days following the Corporation's receipt of such Holder's Conversion Notice (such 5th Business Day being referred to herein as the "Disputed Share Calculation Date").  Such accountant's calculation shall be deemed conclusive absent manifest error.  The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

                (c)                Number of Conversion Shares; Conversion Price.  The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined in accordance with the following formula:

SV + P

CP

where	SV represents the aggregate Stated Value of the Preferred Shares to be converted,

P represents the aggregate unpaid Premium accrued on such Preferred Shares through the Conversion Date, it being understood that the Corporation must pay Premium that has accrued as of a Conversion Date in immediately available funds if any Premium Share Condition (as defined in paragraph 4(g) below) has not been satisfied or waived by the Holder of such Preferred Shares as of such Conversion Date, in which case such Premium shall not be considered in determining the number of Conversion Shares issuable pursuant to such Conversion, and it being further understood that such Premium shall not be included in such formula for any conversions that occur prior to the one hundred and eightieth (180th) day following the Issue Date (but shall accrue and be payable thereafter in accordance with the terms of this Certificate), and

CP represents the Conversion Price (as defined below) in effect on the applicable Conversion Date.

“Premium” with respect to a Preferred Share shall be determined in accordance with the following formula:

(SV)(.05)(N)

365

where	SV represents the Stated Value of such Preferred Share, and

N represents the number of days elapsed from the Issue Date through and including the Conversion Date relating to such Preferred Share.

In addition to the payment of Premium upon the conversion of Preferred Shares as described above, the Corporation shall pay to each Holder any Premium that has accrued on the Preferred Shares owned by such Holder and that remains unpaid on the last day of each calendar quarter beginning with the first calendar quarter to end after the one hundred and eightieth (180th) day following the Issue Date (a “Quarterly Premium Payment Date”). The Corporation shall pay such accrued Premium in either (at the Corporation’s option) cash or, if each Premium Share Condition (as defined below) has been satisfied or waived by such Holder as of such Quarterly Premium Payment Date, in shares of Common Stock (the “Premium Shares”). In the event that the Corporation elects to pay Premium on the last day of a quarter in Premium Shares, the number of such shares to be delivered shall be equal to the dollar amount of such Premium divided by the Market Price (as defined below). The Corporation shall pay such accrued Premium within five (5) Business Days following such Quarterly Premium Payment Date (a “Premium Share Delivery Date”). Notwithstanding anything contained herein to the contrary, (i) in the event that date on which the Registration Statement (as defined below) is declared effective by the Securities and Exchange Commission (the "Effective Date") occurs on or before the one hundred and eightieth (180th) day following the Issue Date, no Premium shall be payable with respect to any conversion or any Quarterly Premium Payment Date and (ii) in the event that the Effective Date does not occur on or before such 180th day, all Premium accrued since the Issue Date shall become payable on the next occurring Delivery Date (as defined in subparagraph (e) below).

"Conversion Price" shall be determined, subject to adjustment for the events specified in Section 6 below, as follows: (A) during the period beginning on the Issue Date and ending on the Trading Day occurring immediately prior to the Effective Date, the Conversion Price shall be equal to $7.75 (the “Initial Conversion Price”), and (B) on the Effective date, the Conversion Price shall be equal to the lower of (x) the Initial Conversion Price and (y) the greater of (i) the average Closing Trade Price occurring during the period of twenty (20) consecutive Trading Days occurring immediately prior to (but not including) the Effective Date and (ii) $6.82.

                (d)                 Certain Definitions.  "Trading Day" means any day on which the Common Stock is purchased and sold on the principal securities exchange or market on which the Common Stock is then listed or traded. "Closing Bid Price" means, with respect to the Common Stock, the closing bid price for the Common Stock occurring on a given Trading Day on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to each Holder of the then outstanding Preferred Shares (collectively, "Bloomberg") or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. (collectively, the "Applicable Reporting Entity").  If the Closing Bid Price cannot be calculated for such security on any of the foregoing bases, the Closing Bid Price of such security shall be the fair market value as reasonably determined by an independent investment banking firm selected by all of the Holders of Preferred Shares, and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation. "Closing Trade Price" means, with respect to the Common Stock, the last sale price reported for the Common Stock on a given Trading Day on the principal securities exchange or trading market where such security is listed or traded as reported by the Applicable Reporting Entity or if no sale price was reported by the Applicable Reporting Entity on such Trading Day, the last sale price reported by the Applicable Reporting Entity on the Trading Day on which such prices were last reported immediately preceding such Trading Day. "Business Day" means any day on which the New York Stock Exchange and commercial banks located in the City of New York are open for business.

                (e)                Delivery of Conversion Shares, Premium Shares.  Upon receipt of a Conversion Notice from a Holder, the Corporation shall, on or before the close of business on the later to occur of (i) the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice and (ii) with respect to Conversion Shares that are the subject of a dispute as described in paragraph 4(b) above, the Business Day immediately following the Disputed Share Calculation Date (the applicable such Business Day being referred to herein as a "Conversion Share Delivery Date"), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares to which such Holder is entitled to receive as provided herein. A Conversion Share Delivery Date and a Premium Share Delivery Date are each sometimes referred to herein as a “Delivery Date”. The Corporation shall effect delivery of Conversion Shares or Premium Shares to a Holder by, as long as the transfer agent for the Corporation (the “Transfer Agent”) participates in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST"), crediting the account of such Holder or its nominee at DTC (as specified in the applicable Conversion Notice or otherwise in writing) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that Transfer Agent is not a participant in FAST, or if Conversion Shares are not otherwise eligible for delivery through FAST,  or if a Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date or Premium Share Delivery Date, the Corporation shall effect delivery of Conversion Shares or Premium Shares by delivering to the Holder or its nominee physical certificates representing such shares, no later than the close of business on such Delivery Date.  If any Conversion or payment of Premium would create a fractional Conversion Share or Premium Share, such fractional share shall be disregarded and the number of Conversion Shares or Premium Shares shall be the rounded to the nearest whole number of shares.  Conversion Shares and Premium Shares delivered to a Holder shall not contain any restrictive legend as long as (A) the resale, transfer, pledge or other disposition of such shares is covered by an effective registration statement and such Holder represents in writing to the Corporation that such shares have been or are being sold pursuant to such registration statement, (B) such shares have been publicly sold pursuant to Rule 144 ("Rule 144"),  or (C) such shares can be sold pursuant to Rule 144(k) under Securities Act of 1933, as amended (the "Securities Act"), or any successor rule or provision.

                (f)                Failure to Deliver Conversion Shares.

                                (i)                 In the event that, as a result of any willful action or failure to act on the part of the Corporation (whether under this Certificate of Designation, under any other Transaction Document (as defined in the Securities Purchase Agreement) or otherwise, including without limitation a failure by the Corporation to have a sufficient number of shares of Common Stock authorized and reserved for issuance pursuant to conversions of Preferred Shares), a Holder has not received certificates (without any restrictive legend in the circumstances described in clause (A), (B) or (C) of paragraph 4(e) above) representing the number of Conversion Shares specified in the applicable Conversion Notice on or before the Delivery Date therefor (a "Conversion Default"), and such failure to deliver certificates continues for ten (10) Business Days following the delivery of written notice thereof from such Holder (such tenth Business Day being referred to herein as the “Conversion Default Date”), the Corporation shall pay to such Holder payments ("Conversion Default Payments") in the amount of (i) “N” multiplied by (ii) the aggregate Stated Value of the Preferred Shares which are the subject of such Conversion Default multiplied by (iii) one percent (1%),  where "N" equals the number of days elapsed between the Conversion Default Date and the earlier to occur of (i) the date on which all of the certificates (without any restrictive legend in the circumstances described in clause (A), (B) or (C) of paragraph 4(e) above) representing such Conversion Shares are issued and delivered to such Holder, (ii) the date on which such Preferred Shares are redeemed pursuant to the terms hereof and (iii) the date on which a Withdrawal Notice (as defined below) is delivered to the Corporation.  Amounts payable hereunder shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued.

                                (ii)                 In the event that a Holder has not received certificates (without any restrictive legend in the circumstances described in clause (A), (B) or (C) of paragraph 4(e) above) representing the Conversion Shares by the tenth (10th) Business Day following a Conversion Default as a result of any willful action or any failure to act on the part of the Corporation (whether under this Certificate of Designation, under any other Transaction Document (as defined in the Securities Purchase Agreement) or otherwise, including without limitation a failure by the Corporation to have a sufficient number of shares of Common Stock authorized and reserved for issuance pursuant to conversions of Preferred Shares), such Holder may, upon written notice (a "Withdrawal Notice") delivered to the Corporation on such Business Day or on any Business Day thereafter (unless, prior to the delivery of such notice, such Conversion Shares are delivered to such Holder), withdraw its Conversion Notice with respect to such Conversion Shares and regain its rights as a Holder of  the Preferred Shares that are the subject of such Conversion Default.  In such event, the Conversion Price in effect when such Preferred Shares are thereafter converted shall be equal to the lowest Conversion Price occurring on or after the date of such Conversion Notice reduced by one percent (1%) for each day occurring during the period immediately following such 10th Business Day until the day on which the such Holder delivers a Withdrawal Notice to the Corporation; provided, however, that the maximum percentage by which such Conversion Price may be reduced hereunder shall be fifty percent (50%).  (For example, if such Conversion Default were to continue for five days following such 10th Business Day, such Conversion Price would be reduced by 5%; if for ten days, by 10%; and for fifty days or more, 50%, so that the number of Conversion Shares deliverable upon conversion of such Preferred Shares would be increased proportionately).  Upon delivery by a Holder of a Withdrawal Notice, such Holder shall retain all of such Holder's rights and remedies with respect to the Corporation's failure to deliver such Conversion Shares (including without limitation the right to receive the cash payments specified in subparagraph 4(f)(i) above).

                                (iii)                 In addition to any other remedies provided herein, each Holder shall have the right to pursue actual damages for the Corporation's failure to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale lawfully effected in anticipation of receiving Conversion Shares upon Conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate Conversion Price for such Conversion Shares, and such Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                (g)                Premium Share Conditions. The Corporation’s right to pay accrued Premium in shares of Common Stock, whether pursuant to a Conversion or with respect to a Quarterly Premium Payment Date, is conditioned upon the satisfaction of each of the following conditions (the “Premium Share Conditions”):

(i)              the number of shares of Common Stock authorized, unissued and unreserved for all other purposes, or held in the Corporation's treasury, is sufficient to pay such Premium in Conversion Shares or Premium Shares, as the case may be;

(ii)            the Corporation has, at least ten (10) days prior to any calendar month while any Preferred Shares remain outstanding, delivered a written notice to each Holder stating that the Corporation will pay Premium that becomes payable in shares of Common Stock (whether pursuant to a Conversion or with respect to a Quarterly Premium Payment Date) during such month or any calendar month that follows such month other than any such calendar month with respect to which the Corporation has delivered a notice in accordance with the terms hereof.  Each notice delivered by the Corporation hereunder to any Holder shall be irrevocable and binding on the Corporation upon such delivery;

(iii)            the Common Stock is authorized for quotation on the Nasdaq National Market or for listing on the New York Stock Exchange or the American Stock Exchange and trading in the Common Stock on such market or exchange has not been suspended;

(iv)           the registration statement required to be maintained by the Corporation (the "Registration Statement”) pursuant to the Registration Rights Agreement is effective and available for the sale of the maximum number of (a) Conversion Shares and Premium Shares issuable pursuant to the Preferred Shares (assuming for such purpose (i) the application of the minimum Conversion Price that may occur hereunder, (ii) the accrual of Premium under all of the Preferred Shares issued hereunder from the Issue Date through the Maturity Date and payment of such Premium in Conversion Shares or Premium Shares and (iii) that no limitation set forth herein on such conversion or payment of Premium exists) and (b) Warrant Shares issuable upon exercise of all of the Warrants then outstanding (without regard to the limitations set forth in the Warrants), or sales of such shares may be made pursuant to Rule 144(k);

(v)            no Mandatory Redemption Event (as defined herein) has occurred (or with the passage of time would be deemed to occur) and is continuing; and

(vi)           such payment of Premium in shares of Common Stock will not violate the limitations set forth in Section 5 below.

(h)                In the event that any Premium Share Condition is not satisfied as of any Conversion Date or Quarterly Premium Payment Date, such Premium shall be payable by the Corporation to the Holder thereof in immediately available funds on the relevant Delivery Date immediately following such date. If the Corporation fails to deliver the amount of such Premium in immediately available funds to a Holder on or before the close of business on the Delivery Date therefor, such amount will bear interest at an annual rate equal to the lower of (x) twenty four percent (24%) and (y) the highest interest rate permitted by applicable law (the “Default Interest Rate”), accrued on a daily basis from and after such Delivery Date until such amount is paid in full.

                (i)                Conversion at Maturity.  On the Effective Date (sometimes referred to herein as the "Maturity Date"), each Preferred Share then outstanding shall be automatically converted into the number of shares of Common Stock equal to the Liquidation Preference of such shares divided by the Conversion Price then in effect (a "Conversion at Maturity"); provided, however, that if, on the Maturity Date, (i) the number of shares of Common Stock authorized, unissued and unreserved for all other purposes, or held in the Corporation's treasury, is not sufficient to effect the issuance and delivery of the number of Conversion Shares into which all outstanding Preferred Shares are then convertible, (ii) the Common Stock is not designated for quotation or listed on the Nasdaq National Market or the New York Stock Exchange or the American Stock Exchange or trading in the Common Stock on such market or exchange has been suspended, or (iii) a Mandatory Redemption Event (as defined herein) has occurred and is continuing, each Holder shall have the option, upon written notice to the Corporation, to retain its rights as a holder of Preferred Shares, including without limitation, the right to convert such Preferred Shares in accordance with the terms of paragraphs 4(a) through 4(f) hereof and, upon delivery of such notice, such Preferred Shares shall not be subject to a Conversion at Maturity hereunder until the thirtieth (30th) day following the later of (a) the date on which the event specified (i), (ii) or (iii) is no longer continuing and (b) the date on which the Corporation delivers to each Holder written notice to such effect, and in such event, such thirtieth day shall be deemed to be the Maturity Date for purposes of this Certificate of Designation. If a Conversion at Maturity occurs, the Corporation and each Holder shall follow the procedures for Conversion set forth in this Section 4, with the Maturity Date deemed to be the Conversion Date, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph 4(b).

5.                CONVERSION LIMITATIONS.

                In no event shall a Holder be permitted to convert any Preferred Shares in excess of the number of such shares, upon the Conversion of which (x) the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock issuable upon conversion of such Preferred Shares or which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph 5 plus (y) the number of shares of Common Stock issuable upon the Conversion of such Preferred Shares, would be equal to or exceed (z) 9.99% of the number of shares of Common Stock then issued and outstanding.  As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph applies (and without limiting any rights the Corporation may otherwise have), the Corporation may rely on the Holder’s determination of whether Preferred Shares are convertible pursuant to the terms hereof, the Corporation having no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder's representation that the Preferred Shares specified therein are convertible pursuant to the terms hereof.  This paragraph may be amended  by all of the Holders of Preferred Shares then outstanding only with the consent of the holders of a majority of the shares of Common Stock then outstanding.  Nothing contained herein shall be deemed to restrict the right of a Holder to convert Preferred Shares at such time as the Conversion thereof will not violate the provisions of this paragraph 5. The limitation contained in this paragraph 5 shall not apply (i) in the event of a Conversion at Maturity or (ii) with respect to any Preferred Shares that were purchased from the Corporation pursuant to the Securities Purchase Agreement by a purchaser that (A) has elected therein not to be subject to the limitation contained in this paragraph 5 and (B) owns greater than ten percent (10%) of the Common Stock outstanding immediately prior to the Issue Date.

6.                ADJUSTMENTS TO CONVERSION PRICE.

                (a)                Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc.  If, prior to the Conversion of all of the Preferred Shares, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, or other similar event, the Conversion Price shall be proportionately reduced, which reduction shall be effected on the date on which the Corporation announces such event; or (B) the Corporation issues Common Stock, whether upon the exercise of rights, warrants, securities convertible or exercisable into Common Stock or otherwise, at a price (the "Issue Price") that is less than the current Market Price (as defined below) thereof at the time of such issuance, the Conversion Price that would otherwise be in effect on a particular date following such issuance shall be proportionately reduced in order to account for the dilution to existing stockholders that occurs on the date of such issuance; provided, however, that if the Issue Price is lower than the Conversion Price otherwise in effect on the date of such issuance, such Conversion Price will be reduced to the lower of the amount determined by this clause (B) and the amount determined by clause (D) below; (C) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased, which increase shall be effected on the date on which the Corporation announces such event; or (D) the Corporation issues Common Stock, whether upon the exercise of rights, warrants, securities convertible or exercisable into Common Stock or otherwise, at a price that in any such case is lower than the Conversion Price, the Conversion Price that would otherwise be in effect on a Conversion Date following the date of the issuance of such Common Stock shall be reduced to such lower price.

In no event shall any adjustment pursuant to clause (B) or clause (D) above result in a Conversion Price that exceeds the Conversion Price that would otherwise apply in the absence of such adjustment and provided further that no such adjustment pursuant to clause (B) or (D) shall apply with respect to issuances of Common Stock (i) pursuant to an employee stock purchase plan or upon the exercise of options issued under a stock option plan duly adopted by the Corporation, (ii) in connection with a merger, acquisition or strategic investment which, in any such case, is not effected for the primary purpose of raising equity capital or (iii) in connection with a firm-commitment underwritten secondary offering.

For purposes hereof, the “Market Price” per share of Common Stock on any date shall be the average Closing Trade Price for the Common Stock as reported by Bloomberg on the five (5) consecutive Trading Days (as defined below) immediately preceding such date. If such Market Price cannot be calculated on any of the foregoing bases, such Market Price shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Holders, with the costs of such appraisal to be borne by the Corporation.

                (b)                Adjustment to Conversion Price During Reference Period.  If, prior to the Conversion of all of the Preferred Shares, the number of outstanding shares of Common Stock is increased or decreased by a stock split, a stock dividend on the Common Stock, a combination, a reclassification of the Common Stock or other similar event, and such event takes place during the reference period for the determination of the Conversion Price for any Conversion thereof, the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days occurring during such reference period.

                (c)                Adjustment Due to Merger, Consolidation, Etc.  If, prior to the Conversion of all of the Preferred Shares, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then such Holder shall (A) upon the consummation of such Exchange Transaction, have the right to receive, with respect to any shares of Common Stock then held by such Holder, or which such Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by such Holder (and without regard to whether such shares contain a restrictive legend or are freely-tradable), the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction (the "Exchange Consideration"), and (B) upon the Conversion of Preferred Shares occurring subsequent to the consummation of such Exchange Transaction (a “Subsequent Conversion”), have the right to receive the Exchange Consideration which such Holder would have been entitled to receive in connection with such Exchange Transaction had such shares been converted immediately prior to such Exchange Transaction at the Conversion Price applicable on the Conversion Date relating to such Subsequent Conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the Conversion of such Preferred Shares. The Corporation shall not effect any Exchange Transaction unless (i) it first gives to each Holder twenty (20) days prior written notice of such Exchange Transaction (an "Exchange Notice"), and makes a public announcement of such event at the same time that it gives such notice (it being understood that the filing by the Corporation of a Form 8-K for the purpose of disclosing the anticipated consummation of the Exchange Transaction shall constitute an Exchange Notice for purposes of this provision) and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subparagraph 6(c), and under the Securities Purchase Agreement and the Registration Rights Agreement.

                (d)                 Distribution of Assets.  If the Corporation or any of its subsidiaries shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock (or to a holder, other than the Corporation, of the common stock of any such subsidiary) as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then each Holder shall be entitled to receive, at the same time as such assets are received by a holder of such stock, an amount and type of such Distribution as though such Holder were a holder on the record date therefor of a number of shares of Common Stock determined by dividing the Liquidation Preference of the Preferred Shares held by such Holder on such record date by the lower of the Market Price and the Conversion Price in effect on such record date (such number of shares to be determined without regard to any limitation on conversion of the Preferred Shares that may exist pursuant to this Certificate of Designation or otherwise).

                (e)                Adjustment Pursuant to Other Agreements. In addition to and without limiting in any way the adjustments provided in this Section 6, the Conversion Price shall be adjusted as may be required by the provisions of the Registration Rights Agreement and/or by the provisions of the Securities Purchase Agreement.

                (f)                No Fractional Shares.  If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be rounded to the nearest whole number of shares.

7.                REDEMPTION.

                (a)                 Mandatory Redemption.  In the event that a Mandatory Redemption Event (as defined below) occurs, each Holder shall have the right to require the Corporation to redeem all or any portion of the Preferred Shares held by such Holder (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined herein).  In order to exercise its right to effect a Mandatory Redemption, a Holder must deliver a written notice (a "Mandatory Redemption Notice") to the Corporation at any time on or before 11:59 p.m. (eastern time) on the third (3rd) Business Day following the Business Day on which the Mandatory Redemption Event to which such Mandatory Redemption Notice relates is no longer continuing. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the "Mandatory Redemption Date") and the number of such shares to be redeemed.

                (b)                 Mandatory Redemption Event.  Each of the following events shall be deemed a "Mandatory Redemption Event":

                                (i)                the Corporation fails as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance, or as a result of the limitations contained in Section 5 hereof or for any reason within the control of the Corporation to issue shares of Common Stock to a Holder and deliver certificates representing such shares to such Holder as and when required by the provisions hereof upon conversion of any Preferred Shares, and such failure continues for ten (10) Business Days;

                                (ii)                 the Corporation breaches, in a material respect, any covenant or other material term or condition of this Certificate, the Securities Purchase Agreement, the Registration Rights Agreement, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of five (5) Business Days after written notice thereof to the Corporation from a Holder, and such breach has or could have a Material Adverse Effect;

                                (iii)                 any material representation or warranty made by the Corporation in the Securities Purchase Agreement, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby or thereby is inaccurate or misleading in any material respect as of the date such representation or warranty was made, and such breach has or could have a Material Adverse Effect;

                                (iv)                (x) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation of a transaction or series of transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity or (y) a transaction or series of transactions in which any person (other than Paul Allen or entities affiliated with Paul Allen) acquires control of the Corporation (each a "Change of Control Transaction"). For purposes hereof, "control" shall mean, with respect to the Corporation, the ability to direct the business, operations or management of the Corporation, whether through an equity interest therein or otherwise; and

                                (v)                 the Common Stock is not quoted on the Nasdaq National Market or listed on the New York Stock Exchange or the American Stock Exchange, or trading in the Common Stock on such market or exchange is suspended and such suspension is in effect for more than five consecutive (5) Trading Days, and such suspension or failure to be so quoted or listed occurs as a result of any willful action or failure to act on the part of the Corporation.

                (c)                Mandatory Redemption Price.  The "Mandatory Redemption Price" shall be equal to the greater of (i) the Liquidation Preference of the Preferred Shares being redeemed multiplied by one hundred and fifteen percent (115%) (or, with respect to a Change of Control Transaction, one hundred and ten percent (110%)) and (ii) an amount determined by dividing the Liquidation Preference of the Preferred Shares being redeemed by the Conversion Price in effect on the Mandatory Redemption Date and multiplying the resulting quotient by the average Closing Trade  Price for the Common Stock on the five (5) Trading Days immediately preceding (but not including) the Mandatory Redemption Date.

                (d)                Payment of Mandatory Redemption Price.

                                (i)                The Corporation shall pay the Mandatory Redemption Price to the Holder exercising its right to redemption on the later to occur of (i) the fifth (5th) Business Day following the Mandatory Redemption Date and (ii) the date on which the Preferred Shares being redeemed are delivered by the Purchaser to the Corporation for cancellation (the "Mandatory Redemption Payment Date").

                                (ii)                If Corporation fails to pay the Mandatory Redemption Price to the Holder on or before the Mandatory Redemption Date, the Holder shall be entitled to interest thereon, from and after the Mandatory Redemption Payment Date until the Mandatory Redemption Price has been paid in full, at an annual rate equal to the Default Interest Rate.

                                 (iii)                 If the Corporation fails to pay the Mandatory Redemption Price within ten (10) Business Days of the Mandatory Redemption Date, then the Holder shall have the right to regain its rights as a Holder of the Series A Preferred Stock and, upon written notice to such effect from the Holder, the Corporation shall return to such Holder the certificates representing the Preferred Shares that were delivered to the Corporation in connection with such Mandatory Redemption; in such event, the Conversion Price otherwise applicable to future Conversions of the Preferred Shares shall be reduced by one percent (1%) for each day beyond such 10th Business Day in which the failure to pay the Mandatory Redemption Price continued until the date of such notice; provided, however, that the maximum percentage by which such Conversion Price may be reduced hereunder shall be fifty percent (50%).

8.                MISCELLANEOUS.

                (a)                Transfer of Preferred Shares.  Upon notice to the Corporation, a Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Securities Purchase Agreement.  Notwithstanding the foregoing, no Holder shall knowingly and voluntarily sell any Preferred Shares to an entity that is a competitor of the Corporation. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder.  Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

                (b)                Notices.  Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

If to the Corporation:

Asymetrix Learning Systems, Inc.
110 110th Avenue NE
Bellevue, WA 98008
Attn: General Counsel
Tel: 425-637-5829
Fax: 425-637-1540

with a copy to:

Jeffrey R. Vetter, Esq.
Fenwick & West, LLP
Two Palo Alto Square
Palo Alto, CA 94306
Tel: 650-494-0600
Fax: 650-494-1417

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

                (c)                 Lost or Stolen Certificate.  Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation and the Transfer Agent, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

                (d)                No Voting Rights.  Except as provided by applicable law and paragraph 8(g) below, the Holders of the Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Corporation; provided that the Corporation shall provide each Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

                (e)                Remedies, Characterization, Other Obligations, Breaches and Injunctive Relief.  The remedies provided to a Holder in this Certificate of Designation shall be cumulative and in addition to all other remedies available to such Holder under this Certificate of Designation or under any Transaction Document (as defined in the Securities Purchase Agreement), at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation agrees with each Holder that there shall be no characterization concerning this instrument other than as specifically provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a material breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                (f)                Failure or Delay not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                (g)                Protective Provisions.

                                So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of at least two-thirds (2/3) of outstanding shares of Series A Preferred Stock:

                                                (i)                alter, change, modify or amend (x) the terms of the Series A Preferred Stock in any way or (y) the terms of any other capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                                                (ii)                create any new class or series of capital stock having a preference over or ranking pari passu with the Series A Preferred Stock as to redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

                                                (iii)                increase the authorized number of shares of Series A Preferred Stock;

                                                (iv)                 re-issue any shares of Series A Preferred Stock which have been converted or redeemed in accordance with the terms hereof;

                                                (v)                 issue any Pari Passu Securities or Senior Securities;

                                                (vi)                 redeem, or declare, pay or make any provision for any dividend or distribution with respect to, the Common Stock or any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or

                                                (vii)                issue any Series A Preferred Stock except pursuant to the terms of the Securities Purchase Agreement.

                In the event that the Holders of at least two-thirds of the outstanding shares of Series A Preferred Stock agrees to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to the terms hereof, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Preferred Shares pursuant to the terms hereof as they existed prior to such alteration or change, or to continue to hold such Preferred Shares.  No such change shall be effective to the extent that, by its terms, it applies to less than all of the Holders of Preferred Shares then outstanding.

[Remainder of Page Intentionally Left Blank]

                IN WITNESS WHEREOF, the Corporation has executed this Certificate of Designation as of the ____ day of October, 1999.

ASYMETRIX LEARNING SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the "Preferred Stock"), represented by stock certificate No(s).                 (the "Preferred Stock Certificates"), into shares of common stock ("Common Stock") of ASYMETRIX LEARNING SYSTEMS, INC. according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the "Certificate of Designation"), as of the date written below.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation. Unless otherwise specified in writing to the Corporation, the undersigned represents to the Corporation that the shares of Common Stock covered by this notice have been or will be sold pursuant to the terms of an effective registration statement.

Date of Conversion:

Number of Shares of Preferred Stock to be Converted:

Amount of Accrued Premium:

Applicable Conversion Price:

Number of Shares of Common Stock to be Issued:

Name of Holder:

Address:

Signature:
Name:
Title:

Holder Requests Delivery to be made: (check one)

☐            By Delivery of Physical Certificates to the Above Address

☐            Through Depository Trust Corporation

                (Account ____________________________)

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASYMETRIX LEARNING SYSTEMS, INC.

                Asymetrix Learning Systems, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law:

                Article I of the Amended and Restated Certificate of Incorporation, relating to the name of Asymetrix Learning Systems, Inc., is amended to read in its entirety as follows:

                “The name of the Corporation is click2learn.com, inc.”

                IN WITNESS WHEREOF,  Said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 23rd day of November, 1999 and the foregoing facts stated herein are true and correct.

ASYMETRIX LEARNING SYSTEMS, INC.

By:	___________________________________
James A. Billmaier, Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

click2learn.com, inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

The following amendment to the corporation's Amended and Restated Certificate of Incorporation was duly proposed by the corporation's Board of Directors and adopted by the corporation's stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

Article I of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

ARTICLE I

The name of the corporation is Click2learn, Inc.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its duly authorized officer this 30th day of May, 2001.

click2learn.com, inc.

By
Steven Esau, Vice President,
General Counsel, and Secretary